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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Western Digital Corporation

We hereby consent to the incorporation by reference herein of our report dated July 25, 2002, with respect to the consolidated balance sheets of the Western Digital Corporation and subsidiaries as of June 28, 2002 and June 29, 2001, and the related consolidated statements of operations, shareholders' equity (deficiency), and cash flows for each of the years in the three-year period ended June 28, 2002, and the related financial statement schedule, which report appears in the June 28, 2002, annual report on Form 10-K of Western Digital Corporation.

                                                          /s/ KPMG LLP

Orange County, California
July 21, 2003